Exhibit 10.6

CREDIT BALANCE AGREEMENT

This Credit Balance Agreement (“Agreement”) is between Ally Financial (“Ally”), an entity organized under the laws of Delaware, and Supreme Indiana Operations, Inc. whose address is 2581 Kercher Rd., Goshen, IN 46528 (“Obligor”) and is effective March 16, 2011.

Recitals

Ally has entered or may enter into one or more commercial finance agreement(s) to provide loans, financing, or other credit accommodations to Obligor under which interest accrues and is payable to Ally from time to time (all such agreements by Obligors, including agreements subsequently assigned to Ally by its affiliates, but excluding the Wholesale Agreement, as defined below being the “Finance Agreements”).

Obligor has a substantial interest in the satisfactory performance of the Wholesale Agreement and the Finance Agreements because, among other reasons, Obligor has an obligation (direct or contingent) for repayment of the amounts due.

Obligor wishes to deliver money to Ally to secure indebtedness owed to Ally (including indebtedness subsequently assigned to Ally by an affiliate of Ally)  and, pursuant to the terms of this Agreement, to provide a basis for reducing the interest payable to Ally under the Inventory Loan and Security Agreement executed by the Obligor, as may be amended from time to time (the “Wholesale Agreement”) or under any other of the Finance Agreements as more fully set forth in paragraph 5 of this Agreement, but without reducing the principal obligations owed to Ally under any of these agreements, except as outlined in this Agreement.  Ally is willing to accommodate that request on the terms and conditions set forth in this Agreement.

Ally and Obligor agree as follows:

Agreement

1.                           Obligor may, at its election, deliver cash, drafts, checks, electronic monetary credits, or other good funds to Ally to be held as collateral security for Obligor’s obligations under the Wholesale Agreement and Finance Agreements and Ally will hold and account to Obligor for the total of these funds (the “Credit Balance”).

2.                           Obligor agrees to maintain a Credit Balance of at least $500,000.00 at all times so long as Obligor owes any debt to Ally or until Ally otherwise agrees in writing (the “Minimum Required Balance”).

3.                           The Credit Balance must be no less than the Minimum Required Balance and that portion of the Credit Balance used to determine the Applicable Interest Credit (as defined below) will be no greater than 25% of the total principal amount (excluding principal amounts owed by Obligor to Ally for financing accommodations provided in connection with vehicles ordered, sold or leased under the delayed payment privilege and/or as fleet vehicles (“Fleet Vehicles”) owed to Ally from time to time for new and used vehicle inventory financed by Ally under the Wholesale Agreement (the “Wholesale Financing”).  Although, Fleet Vehicles do not generally qualify for purposes of credit calculations, Ally may, in its sole discretion, permit it in certain limited instances where, for example, the Fleet Vehicles do not represent significant volume or are not readily identifiable.

4.                           Subject to numbered paragraphs 1 through 3 above, unless otherwise agreed by Ally, Obligor may, on any business day, increase the Credit Balance by any amount of not less than $1,000.  Ally will use its best efforts to add increases received by Ally in immediately available funds to the Credit Balance on the same business day or as soon thereafter as practicable.  Increases received in other than immediately available funds will be added to the Credit Balance when good funds become available for use by Ally.

5.                           Subject to numbered paragraphs 1 through 3 above, absent a default under any of the Finance Agreements or Wholesale Agreement, Obligor may, upon written request, require Ally to repay all or a portion of the Credit Balance.  Except upon termination of this Agreement or unless otherwise agreed by Ally, the minimum repayment is $1,000.  Ally will honor such requests as soon as practicable; however, funds delivered to Ally via check will not be available for repayment for at least ten business days after receipt by Ally of such check and funds delivered to Ally via ACH will not be available for repayment for at least three business days after receipt by Ally of such ACH.  Upon any default by Obligor under the Wholesale Agreement or the Finance Agreements, Ally may, in its sole discretion, place all funds in the Credit Balance on administrative hold for up to 3 business days pending Ally’s determination to apply the funds, or any portion thereof, to cure any default or to otherwise reduce any obligations to Ally under the Wholesale Agreement or Finance Agreements. In addition, Ally will have all rights and remedies under the Wholesale Agreement and Finance Agreements and/or applicable law including, without limitation, the right to immediately apply the Credit Balance against any outstanding interest or principal under the Wholesale Agreement or Finance Agreements.

6.                           Subject to the limitations of paragraph 3 of this Agreement, once each month, Ally will setoff against interest due under the Wholesale Agreement the applicable amount described in the remainder of this paragraph 5 (the “Applicable Interest Credit”).  Additionally, at the request of Obligor and at the election of Ally, Ally may apply the Applicable Interest Credit to interest obligations due and owing under Finance Agreements other than the Wholesale Agreement.  The Applicable Interest Credit will be determined by multiplying each daily Credit Balance by the then current Wholesale Financing new vehicle rate of interest (less any applicable incentives) less 200 basis points (2.00%), as modified from time to time by Ally in its sole discretion.

If the Applicable Interest Credit exceeds the interest due Ally under the Wholesale Agreement for a particular monthly billing period, the excess will be either carried forward as a credit against interest due Ally under the Wholesale Agreement in subsequent billing periods or applied to interest owed under other Finance Agreements, as determined by Ally in its sole discretion.  Unless otherwise agreed by Ally, no Applicable Interest Credit will be applied or will accrue during the pendency of any default under the Wholesale Agreement or any of the Finance Agreements.  Upon the termination of the Wholesale Agreement, Applicable Interest Credits will cease to accrue and will cease to be applied, except as may be agreed by Ally in writing.

7.                           Ally may commingle any Credit Balance with other funds of Ally and use them in the ordinary course of its business.

8.                           Upon written request of Obligor, Ally may, but is not required to, draw against the Credit Balance to settle any outstanding indebtedness under the Wholesale Agreement or Finance Agreements at any time.  This provision does not alter any obligation to pay Ally when and in the amounts required under the Wholesale Agreement or Finance Agreements.

9.                           Obligor grants Ally a security interest in the Credit Balance and acknowledges and agrees that the Credit Balance constitutes collateral to secure payment and performance of the Wholesale Agreement and Finance Agreements.  Ally has rights to the Credit Balance as may be afforded by the Wholesale Agreement and Finance Agreements and/or applicable law.  The security interest in the Credit Balance is in addition to any other rights of Ally against the Obligor, including the right of setoff.

10.                     Ally and Obligor may implement this Agreement by conducting business with the (non-exclusive) use of electronic, computer, digital, or other paperless means, including the good faith reliance on electronic mail, facsimile transmittal, telephonic, or other usual and regular forms of communication (by Ally or other commercial parties) with or without confirmation or authentication of the communication by receipt of an original signature, document, paper, or otherwise.

11.                     This Agreement must not be assigned by either party without the prior written consent of the other; provided, however, that Ally may assign this Agreement to any affiliate of Ally.

12.                     Any provision of this Agreement that is prohibited by law is ineffective to the extent of those prohibitions, but does not invalidate the remaining provisions of this Agreement.

13.                     Subject to numbered paragraphs 1 through 3 above, either party may terminate this Agreement after giving ten days advance written notice to the other.  The execution of this Agreement by Ally and Obligor replaces all previously executed agreements between them of substantially similar nature and type, effective the date first above written.

Signed March 21, 2011.

Ally Financial		Supreme Indiana Operations, Inc.
(Obligor)
By:	/s/ Michael Kinter	By:	/s/ Jeffrey Mowery

Name:	Michael Kinter	Name:	Jeffrey Mowery

Title:	Assistant Secretary	Title:	VP - Finance